As filed with the U.S. Securities and Exchange Commission on September 17, 2025.
Registration No. 333-290206
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Icon Energy Corp.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeeho M. Lee, Esq.
O’Melveny & Myers LLP
1301 Avenue of the Americas, 17th Floor
New York, New York 10019
+1 (212) 326-2000 (telephone number)
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-290206) of Icon Energy Corp. (the “Amendment”) is being filed solely for the purpose of filing an updated Exhibit 5.1 and in connection therewith to amend and restate the exhibit index set forth in Part II of the Registration Statement. Accordingly, this Amendment consists of the facing page, this explanatory note, Part II of the Registration Statement and the filed exhibit only. The prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II
Item 6.	Indemnification of Directors and Officers.
I.	Sections 6.2 and 6.3 of Article VI of the amended and restated articles of incorporation of Icon Energy Corp. (the “Corporation”) provides as follows:
1.
Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Marshall Islands Business Corporations Act (the “BCA”). If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under Section 6.2 of the amended and restated articles of incorporation. Any repeal or modification of Article VI of the amended and restated articles of incorporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation thereunder existing immediately prior the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of the amended and restated articles of incorporation.

II.	Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides as follows:
1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III.	Indemnification Agreements:
The Corporation has entered, and expects to continue to enter, into agreements to indemnify its directors, executive officers and other employees as determined by the Corporation’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Corporation believes that the provisions in its amended and restated articles of incorporation and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Item 7.	Recent Sales of Unregistered Securities.
On August 27, 2025 (the “Effective Date”), we entered into the standby equity purchase agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited company (“Yorkville”). Pursuant to the SEPA, subject to the terms and conditions set forth therein, we have the right, but not the obligation, to issue (each such issuance, an “Advance”) to Yorkville, and Yorkville has the obligation to subscribe for, Common Shares for an aggregate subscription amount of up to $20,000,000 (the “Commitment Amount”), at any time from the Effective Date of the SEPA until August 27, 2028, unless earlier terminated pursuant to the SEPA (the “Commitment Period”), by delivering written notice to Yorkville (each, an “Advance Notice”).
Under each Advance, the Common Shares to be issued to Yorkville from time to time under the SEPA (the “Advance Shares”) will be issued at one of two pricing options, at our election. Under the first option (“Pricing Option 1”), we will sell the Common Shares to Yorkville at 96% of the Market Price (as defined below) for any period commencing upon receipt by the Company of written confirmation of receipt of such Advance Notice by Yorkville, and which confirmation shall specify the commencement time, and ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice (the “Option 1 Pricing Period”). If the total number of Common Shares traded on the Nasdaq Capital Market during the Option 1 Pricing Period is less than the Volume Threshold, the number of Advance Shares will be reduced to the greater of (i) 30% of the trading volume during the respective pricing period, or (ii) the number of Common Shares sold by Yorkville during the pricing period. “Volume Threshold” is defined as the amount of the Advance in Common Shares divided by 30%. Under the second option (“Pricing Option 2”), we will sell the shares of Common Shares to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice, if it is received by 9:30 a.m. Eastern Time, or the immediately following trading day if received after 9:30 a.m. Eastern Time (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the average volume weighted average price (“VWAP”) of the Common Shares on the Nasdaq Capital Market during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Common Shares on the Nasdaq Capital Market during the Option 2 Pricing Period.
The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares.
We will have the right to require Yorkville to subscribe for any Common Shares pursuant to the SEPA as long as we have an effective registration statement in place for the resale of the Common Shares to be issued by the Company to Yorkville under each Advance, and subject to the satisfaction of the other conditions set forth in the SEPA.
We may not have access to the full Commitment Amount available under the SEPA due to, among other things, the reasons noted above.
Pursuant to the SEPA, we have paid to Yorkville a structuring and due diligence fee in the amount of $25,000. In addition, in consideration for Yorkville’s irrevocable commitment to subscribe for Common Shares at our direction, from time to time following the effectiveness of this registration statement, upon the terms and subject to the conditions set forth in the SEPA, we have agreed to pay a commitment fee equal to 1% of the Commitment Amount of the SEPA (the “Commitment Fee”), as follows: half due at execution of the SEPA, and the remaining half due at the earlier of (i) $10 million worth of Advances or (ii) the 6-month anniversary of the execution of the SEPA. At each due date, we have the option, at our discretion, to pay all or a portion of the Commitment Fee then due by the issuance of such number of Common Shares that is equal to the applicable portion of the Commitment Fee divided by the average of the daily VWAPs of the Common Shares on the Nasdaq Capital Market during the three trading days immediately prior to the applicable due date. Upon the execution of the SEPA, we issued the Initial Commitment Shares to Yorkville in satisfaction of the first half of the Commitment Fee.
The Common Shares that may be issued under the SEPA, including the Common Shares issued to Yorkville in satisfaction of the first half of the Commitment Fee, are being offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on the exemption afforded under Section 4(a)(2) thereof.

Item 8.	Exhibits and Financial Statement Schedules.
(a)	The following exhibits are included in this registration statement on Form F-1:
Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Amended and Restated Bylaws(1)
3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation(4)
3.4	Second Amended and Restated Statement of Designations of the Rights, Preferences and Privileges of the Series A Cumulative Convertible Perpetual Preferred Shares(1)
3.5	Statement of Designations of the Rights, Preferences and Privileges of the Series B Perpetual Preferred Shares(1)
3.6	Statement of Designations of the Rights, Preferences and Privileges of the Series C Participating Preferred Shares(2)
4.1	Form of Common Share Certificate(4)
4.2	Form of Class A Common Share Purchase Warrant(3)
4.3	Placement Agent’s Warrant(3)
4.4	First Representative’s Warrant(2)
5.1	Opinion of Stephenson Harwood LLP, as to the legality of the securities being registered**
10.1	Shareholders’ Rights Agreement(2)
10.2	Form of Management Agreement between Pavimar Shipping Co. and each of the Company’s shipowning subsidiaries(2)
10.3	Amended and Restated Executive Services Agreement between Icon Energy Corp. and Pavimar Shipping Co., dated April 1, 2024(1)
10.4	Term Loan Facility Agreement, dated September 16, 2024(2)
10.5	Exchange Agreement between Icon Energy Corp. and Atlantis Holding Corp., dated June 11, 2024(1)
10.6	Standby Equity Purchase Agreement, dated August 27, 2025, between the Company and YA II PN, Ltd(5)
21.1	List of Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Stephenson Harwood LLP (included in Exhibit 5.1 hereto)**
24.1	Power of Attorney (included in the signature page hereto)*
107	Filing Fee Table*

*	Previously filed.
**	Filed herewith.
(1)	Incorporated by reference to the Company’s Registration Statement on Form F-1 (File No. 333-279394).
(2)	Incorporated by reference to the Company’s Registration Statement on Form F-1 (File No. 333-284370).
(3)	Incorporated by reference to the Company’s Form 6-K filed on January 28, 2025.
(4)	Incorporated by reference to the Company’s Form 6-K filed on April 1, 2025.
(5)	Incorporated by reference to the Company’s Form 6-K filed on August 29, 2025.
Item 9.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and such offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 17th day of September, 2025.

ICON ENERGY CORP.

By:	/s/ Ismini Panagiotidi
	Name:	Ismini Panagiotidi
	Title:	Chief Executive Office
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 17, 2025.

/s/ Ismini Panagiotidi	Chief Executive Officer (Principal Executive Officer) and Chairwoman of the Board
Ismini Panagiotidi

/s/ Dennis Psachos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Dennis Psachos

*	Director
Spiros Vellas

*	Director
Evangelos Macris

*By: /s/ Dennis Psachos	Attorney-in-fact
Dennis Psachos

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on September 17, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States